EXHIBIT 10.8

FOR SETTLEMENT PURPOSES ONLY
NOT ADMISSIBLE
January 28, 2015

Mr. Douglas Baker
Ross Stores, Inc.
1372 Broadway
New York, NY 10018
Dear Doug:
This Severance Agreement (the “Severance Agreement”) is between you and Ross Stores, Inc., its predecessors, successors, branches, divisions, affiliates, parents, subsidiaries, and related entities (collectively the “Company”). This Severance Agreement will (i) confirm our conversation concerning the termination of your employment for Cause (pursuant to Section 6(c)(i) of the Executive Employment Agreement between you and the Company, effective March 16, 2013 (the “Executive Employment Agreement”)), effective at the close of business January 31, 2015 (“Termination Date”), and (ii) supplement the Confidential Separation Agreement and General Release (the “General Release”) attached hereto as Exhibit A.

1.
In consideration of your agreement to the terms and conditions of this Severance Agreement, provided you sign and date this Severance Agreement and the General Release on a timely basis and do not revoke within the applicable revocation period, the Company will provide you with the following benefits, in lieu of any other company benefits, and by signing this Severance Agreement you acknowledge that such benefits are more valuable than the benefits to which you would otherwise be entitled:

A.
The salary (based on your current rate of $960,000 per year) and bonus (based on your current target of 75% of salary) described in Section 8(a)(i) and (ii) of the Executive Employment Agreement [Termination Without Cause] (“Severance Pay”) will be paid to you (i.e., your current salary paid through March 31, 2017, and annual bonuses (based on Company performance and capped at target) through March 31, 2017, with a pro-rated fiscal year bonus relating to February and March of 2017 payable in March 2018), less applicable deductions and withholdings. The timing of these payments will be in accordance with the payroll practices of the Company. The period you are paid under this paragraph shall be referred to as the “Severance Period.” You hereby acknowledge that any salary continuation on account of periods on or after the Termination Date shall be applied as a credit against any amounts payable under this and all other paragraphs of this Severance Agreement.

B.
You will become vested in 37,066 shares of Restricted Stock (granted on March 17, 2010) in which you would have become vested had you remained employed through March 17, 2015, which will be settled consistent with the terms of the applicable Restricted Stock awards and agreements and the 2008 Equity Incentive Plan.

C.	You will become vested in 5,647 shares of Performance Shares (granted on March 14, 2012) in which you would have become vested had you remained employed through

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March 18, 2015, which will be settled consistent with the terms of the applicable Performance Share awards and agreements and the 2008 Equity Incentive Plan.

2.
All applicable employee benefits including, without limitation, participation in the following Company plans shall terminate as of the Termination Date: executive medical, dental, and vision benefits; the 401(k) plan; life insurance; short- and long-term disability; incentive bonus plans, and any paid time off programs. Effective as of the day following the Termination Date, you will be entitled to enroll in group health coverage continuation in accordance with COBRA, the cost of which will be your responsibility. You will receive information regarding COBRA under separate cover.

3.
The provisions of Sections 9(b) [Non-Compete], 9(c)[ Non-Solicitation of Employees], 9(d)[Non-Solicitation of Third Parties], and 9(e)[Non-Disparagement] of the Executive Employment Agreement shall remain in full force and effect, provided, however, that notwithstanding any of the provisions of the Executive Employment Agreement to the contrary, you will be subject to the provisions of Section 9(b)(i) of the Executive Employment Agreement (i.e., Section 9(b)(ii) of the Executive Employment Agreement shall not apply to you).

4.
You will not be obligated to seek other employment following your termination of employment with the Company. However, any amount due you under paragraph 1 of this Severance Agreement will be offset by any cash remuneration, healthcare coverage and/or estate planning reimbursement attributable to any subsequent employment or consulting/independent contractor arrangement that you may obtain during the Severance Period.

5.
The Company will pay you for accrued, unused vacation time through the Termination Date and will reimburse you for any expenses incurred through your actual last day worked, provided they were incurred and accounted for in a timely manner and otherwise in accordance with the Company’s policy and procedures.

6.
You agree to treat as confidential and not disclose the terms, contents, or execution of this Severance Agreement, except as required by law, other than to your spouse, legal counsel, or tax advisor, with the understanding that he or she will maintain the confidentiality thereof. You also agree that this Severance Agreement will not be admissible into evidence in any future proceeding, except brought to enforce its terms.

7.
You further agree to refrain from disparaging or holding up to ridicule the name of the Company, its successors, and their current and former officers, directors, attorneys, agents and employees. Notwithstanding the foregoing or anything else in this Severance Agreement, nothing in this Severance Agreement shall be construed to prohibit you from cooperating in an official investigation by a state or federal employment discrimination agency, although you waive your right to any monetary relief or monetary damages in connection therewith.

8.	You reaffirm your continuing obligations under the Ross Code of Business Conduct and Ethics.

9.	You represent that you have returned all materials and/or property of the Company and have not/will not retain any copies, whether in hard copy or electronic form.

10.
You understand that in consideration for the severance payments and benefits described herein, on behalf of yourself, your heirs, executors, administrators, successors and assigns, you will execute the General Release as a condition to receiving cash payments and other compensation and benefits as may be provided under the terms of this agreement. This Severance Agreement does not affect or limit your rights to any benefits to which you may otherwise be entitled pursuant to:

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(a) any Company benefit plan or plans governed by the Employee Retirement Income Security Act of 1974 (ERISA), including any applicable pension or health and welfare benefit plan; and (b) Workers’ compensation or unemployment insurance.

11.
You and the Company agree to resolve all disputes or disagreements arising out of or relating to this Severance Agreement and the General Release in accordance with Section 19 [Arbitration] of the Executive Employment Agreement.

You will have 21 days from the date you receive this Severance Agreement to consider accepting this offer (the “Consideration Period”). If you choose not to accept the Severance Agreement within the Consideration Period, it is withdrawn. You agree that any modifications, material or otherwise, made to this Severance Agreement do not restart or affect in any manner the original Consideration Period. If you accept the offer and sign this Severance Agreement you will then have seven (7) calendar days to reconsider and revoke your acceptance, if you choose. Any revocation must be submitted by you, in writing, and mailed to Ken Jew, Group Vice President, Corporate Counsel and Assistant Corporate Secretary, Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568, ken.jew@ros.com, (925) 965-4848, and postmarked within seven (7) calendar days of execution of this Severance Agreement.
* * *
We advise you to take time to consider this Severance Agreement and to consult with an attorney of your choice prior to signing it. Please indicate your understanding, acceptance and approval of this Severance Agreement by signing your name and dating your signature where indicated below.
BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTOOD THE TERMS AND CONDITIONS OF THIS SEVERANCE AGREEMENT, THAT YOU HAVE BEEN ADVISED TO CONSULT WITH COUNSEL OF YOUR CHOICE AND THAT YOU KNOWINGLY AND VOLUNTARILY ENTER INTO THIS SEVERANCE AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST THE COMPANY UP TO THE DATE OF THIS SEVERANCE AGREEMENT.
Kindly return the original of this Severance Agreement to me.
On behalf of the Company’s senior management, let me take this opportunity to express our thanks for your services and support and to wish you every success in your future endeavors.

Sincerely,

/s/Michael Balmuth
Michael Balmuth
Executive Chairmen

Accepted and Agreed by:

/s/Doug Baker
Douglas Baker
Date	February 10, 2015

EXHIBIT 10.8

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This is an Agreement between Douglas Baker (“Executive”) and Ross Stores, Inc. (“Ross”). The parties agree to the following terms and conditions:

1.	Executive’s employment with Ross is terminated, effective at the close of business January 31, 2015 (the “Separation Date”).

2.	Any inquiries by prospective employers or others should be referred to Ross’ third party provider The Work Number, phone number 1-800-367-5690 or http://www.theworknumber.com.

3.
Executive understands that the Executive Employment Agreement, effective March 16, 2013 (“Executive Agreement”), requires Executive to execute this General Release as a condition to receiving cash payments, benefits and equity as may be provided under the terms of the Executive Agreement and/or the attached Severance Agreement.

4.
In consideration for Ross’ promises herein, Executive knowingly and voluntarily releases and forever discharges Ross, and all parent corporations, affiliates, subsidiaries, divisions, successors and assignees, as well as the current and former employees, attorneys, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, judgments, promises, agreements, obligations, damages, losses, costs, expenses (including attorneys’ fees) or liabilities of whatever kind and character, known and unknown, which Executive may now have, has ever had, or may in the future have, arising from or in any way connected with any and all matters from the beginning of time to the date hereof, including but not limited to any alleged causes of action for:

Title VII of the Civil Rights Act of 1964, as amended
The National Labor Relations Act, as amended
The Civil Rights Act of 1991
Sections 1981 through 1988 of Title 42 of the United States Code, as amended
The Employee Retirement Income Security Act of 1974, as amended
The Immigration Reform and Control Act, as amended
The Americans with Disabilities Act of 1990, as amended
The Age Discrimination in Employment Act of 1967, as amended
The Occupational Safety and Health Act, as amended
The Sarbanes-Oxley Act of 2002
The United States Equal Pay Act of 1963
The New York State Civil Rights Act, as amended;
The New York Equal Pay Law, as amended
The New York State Human Rights Law, as amended
The New York City Administrative Code and Charter, as amended
The New York State Labor Law, as amended
The Retaliation Provisions of the New York State Workers Compensation Law and the New York State Disability Benefits Law, as amended
Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance
Any public policy, contract, tort, or common law, or
Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters

5.	This Agreement does not prevent Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission, although by signing this Agreement Executive waives his or

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her right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on his or her behalf under any federal or state discrimination law, except where prohibited by law. Executive agrees to release and discharge Ross not only from any and all claims which he or she could make on his or her own behalf but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against Ross may arise, in whole or in part, from any event which occurred as of the date of this Agreement. Executive agrees to pay for any legal fees or costs incurred by Ross as a result of any breach of the promises in this paragraph. The parties agree that if Executive, by no action of his or her own, becomes a mandatory member of any class from which he or she cannot, by operation of law or order of court, opt out, Executive shall not be required to pay for any legal fees or costs incurred by Ross as a result.

6.
Executive affirms that he or she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he or she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him or her, except as provided in this Agreement. Executive furthermore affirms that he or she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested, including any under the Family and Medical Leave Act or any other leaves authorized by federal or state law, and that Executive has not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, executive human resources representative or agent of Ross Stores and has no knowledge of any such improper, unethical or illegal conduct or activities. Executive additionally represents and affirms that during the course of employment at Ross, Executive has taken no actions contrary to or inconsistent with Executive’s job responsibilities or the best interests of Ross’ business.

7.
The parties expressly acknowledge that those certain employment obligations set forth in the Executive Agreement, including but not limited to all obligations set forth in Paragraph 9 of the Executive Agreement, shall remain in full force and effect for the time period(s) specified in the Executive Agreement.

8.
Executive agrees that this is a private agreement and that he or she will not discuss the fact that it exists or its terms with anyone else except with his or her spouse, attorney, accountant, or as required by law. Further, Executive agrees not to defame, disparage or demean Ross in any way (excluding actions or communications expressly required or permitted by law.

9.
Any party to this Agreement may bring an action in law or equity for its breach. Unless otherwise ordered by the Court, only the provisions of this Agreement alleged to have been breached shall be disclosed.

10.
This Agreement has been made in the State of New York and the law of said State shall apply to it. If any part of this Agreement is found to be invalid, the remaining parts of the Agreement will remain in effect as if no invalid part existed.

11.
This Agreement and the Severance Agreement set forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except for any confidentiality, trade secrets and inventions agreements previously entered into with Ross (which will remain in full force and effect), and may not be modified except in a writing agreed to and signed by both parties, providing however that Ross may modify this form of agreement from time to time solely as needed to comply with federal, state or local laws in effect that the time this Agreement is to be executed. Executive acknowledges that he or she has not relied on any representations, promises,

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or agreements of any kind made to him or her in connection with his or her decision to accept this Agreement except for those set forth in this Agreement.

12.
Executive further agrees to make him or herself available as needed and fully cooperate with Ross in defending any anticipated, threatened, or actual litigation that currently exists, or may arise subsequent to the execution of this Agreement.  Such cooperation includes, but is not limited to, meeting with internal Ross employees to discuss and review issues which Executive was directly or indirectly involved with during employment with Ross, participating in any investigation conducted by Ross either internally or by outside counsel or consultants, signing declarations or witness statements, preparing for and serving as a witness in any civil or administrative proceeding by both depositions or a witness at trial, reviewing documents and similar activities that Ross deems necessary. Executive further agrees to make him or herself available as needed and cooperate in answering questions regarding any previous or current project Executive worked on while employed by Ross so as to insure a smooth transition of responsibilities and to minimize any adverse consequences of Executive’s departure.

13.	Waiver: By signing this Agreement, Executive acknowledges that he or she:
(a)Has carefully read and understands this Agreement;
(b)Has been given a full twenty-one (21) days within which to consider the terms of this Agreement and consult with an attorney of his or her choice, and to the extent he or she executes this Agreement prior to expiration of the full twenty-one (21) days, knowingly and voluntarily waives that period following consultation with an attorney of his or her choice;
(c)Is, through this Agreement, releasing Ross from any and all claims he or she may have against it that have arisen as of the date of this Agreement, including but not limited to, rights or claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §62l, et seq.);
(d)Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;
(e)Knowingly and voluntarily intends to be legally bound by the same;
(f)Is hereby advised in writing to consider the terms of this Agreement and to consult with an attorney of his or her choice prior to executing this Agreement;
(g)Has consulted with an attorney of his or her choosing prior to signing this Agreement;
(h)Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date of this Agreement are not waived;
(i)    Has a full seven (7) days following the execution of this Agreement to revoke this Agreement ("the Revocation Period") in writing and hereby is advised that this Agreement shall not become effective or enforceable until the Revocation Period has expired.

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14.	Executive fully understands the final and binding effect of the Agreement. Executive acknowledges that he or she signs this Agreement voluntarily of his or her own free will.
The parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

Dated:	February 10, 2015	By:	/s/Doug Baker
("Executive")

Dated:	February 17, 2015	By:	/s/Michael Balmuth
ROSS STORES, INC. ("Ross")